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                                                                  EXHIBIT 21.1

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARIES

Cornerstone Sales & Service Corporation, a Delaware Corporation
Cornerstone Propane, L.P., a Delaware limited partnership
Flame, Inc., an Arizona Corporation